                                                                     EXHIBIT 2.2

                          OPTION TERMINATION AGREEMENT


     This Agreement dated March 2, 1998 is between NAB Asset Corporation, a Texas Corporation ("NAB"); Consumer Portfolio Services, Inc. ("CPS"); and the following persons (collectively, the "Sellers"): Charles E. Bradley; Charles E. Bradley, Jr.; John G. Poole; and Scott A. Junkin.

                                    RECITALS

     a. NAB has entered into a certain Stock Purchase Agreement dated February 24, 1998 (the "Purchase Agreement") with the Sellers (other than Scott A. Junkin).

     b.  Pursuant to the Purchase Agreement and a separate agreement with Scott
A. Junkin, NAB is simultaneously herewith purchasing all of the issued and outstanding shares (the "Company Shares") of the capital stock of Stanwich Holdings, Inc. (the "Company") from the Sellers.

     c. CPS and the Sellers are parties to the following agreements (collectively, the "Options"): Option Agreement (Short-Term) dated May 20, 1997 and Option Agreement (Long-Term) dated May 20, 1997.

     d. The Options (i) grant to CPS the right to purchase the Company Shares under certain circumstances and (ii) restrict the transfer of the Company Shares.

     e. NAB and the Sellers have requested that CPS terminate the Options so that NAB may acquire the Company Shares free and clear of therefrom.

     NOW THEREFORE, the parties hereby agree as follows:

     Section 1. Termination of Option. For and in consideration of the issuance of the Promissory Note referred to in paragraph 2, CPS hereby (i) terminates the Options and (ii) acknowledges and agrees that it has no right or option hereafter to purchase the Company Shares or the Stanwich Shares pursuant to the Options or otherwise. As used herein, the term "Stanwich Shares" mean any shares of the capital stock of Stanwich Financial Services Corp., a Rhode Island corporation (formerly known as Settlement Services Treasury Assignments, Inc.) which is a wholly-owned subsidiary of the Company. Stanwich Financial Services Corp. is referred to in this Agreement as "SFSC".

     Section 2. Issuance of Note. In consideration of the matters provided for in paragraph 1, NAB is simultaneously herewith issuing to CPS a Promissory Note, dated the date hereof, in the principal amount of Five Hundred Thirty Thousand Eight Hundred Thirty-five Dollars ($530,835) (the "Note").

     Section 3.  Adjustment to Note.

     (a) If SFSC's cumulative pre-tax income for the period from May 21, 1997 through January 31, 2003 is less than $21,050,000, then, in such case, the principal amount of the Note shall be reduced by an amount equal to the lesser of (i) 14.35% of the amount by which $21,050,000 exceeds such cumulative pre-tax income, (ii) $396,835 and (iii) the principal amount outstanding under the Note as of the date on which NAB gives CPS notice of the determination of such cumulative pre-tax income. Such cumulative pre-tax income shall be determined in accordance with generally accepted accounting principles consistently applied.

     (b) If a Sale of the Business occurs and the fair value of the aggregate consideration received by NAB (or any subsidiary of NAB) in respect thereof is less than $3,700,000, then, in such case, the principal amount of the Note shall be reduced by an amount equal to the lesser of (i) 14.35% of the amount by which $3,700,000 exceeds such fair value,

(ii) $396,835 and (iii) the principal amount outstanding under the Note as of the date of the last sale constituting a part of the Sale of the Business. As used in this Agreement, the term "Sale of the Business" means any of the following occurring after the Closing Date and prior to January 1, 2003: (A) a sale of all of the outstanding shares of the capital stock of SFSC by NAB or any subsidiary of NAB to a third party (which is not directly or indirectly affiliated with NAB) in a bona fide, arms-length transaction or a series of related transactions or (B) a sale of all or substantially all of the assets of SFSC in a bona fide, arms-length transaction or a series of related transactions. In the case of a sale of all or substantially all of the assets of SFSC, for purposes of this paragraph 3(b), the aggregate consideration received shall not include the amount of any liabilities of SFSC that are assumed by the buyer of such assets.

     (c) Notwithstanding the foregoing, any such reduction in the principal of the Note shall not in any event obligate CPS to repay to NAB any principal or interest payments made to CPS under the Note prior to such reduction.

     Section 4. Mandatory Prepayment of Note. If a Sale of the Business occurs, NAB shall be obligated to prepay the Note within five business days after each date on which cash consideration is received by it (or any of its subsidiaries) in respect thereof, including, without limitation, any cash payments made on or in respect of promissory notes or other forms of deferred payment obligations issued or incurred by the applicable buyer in connection with the Sale of the Business. The amount of such prepayment shall be the lesser of (i) 14.35% of the amount of cash consideration so received or (ii) the principal amount outstanding under the Note on the date of such receipt of cash consideration (after giving effect to any reduction required to be made pursuant to either of paragraphs 3(a) and 3(b)).

     Section 5.  Indemnification; Right of Setoff

          5.1 Indemnity by CPS. Subject to Sections 5.2 through 5.5, from and after the date hereof, CPS shall indemnify and hold NAB harmless from and against, and will pay to NAB upon demand, 14.35% of any loss, demand, claim, damage, liability, cost or expense (including reasonable attorneys' fees), which is sustained or suffered by NAB due to, or resulting from, or the existence of which would constitute, a breach or inaccuracy of or in any representation or warranty made or given in the Purchase Agreement by the Sellers (other than Scott A. Junkin); provided, however, that CPS shall have no liability under this
                  --------  -------
Section 5.1 for or in respect of breaches or inaccuracies of or in such representations and warranties unless and until the aggregate amount of all such losses, demands, claims, damages, liabilities, costs and/or expenses resulting from or in respect of such breaches or inaccuracies exceeds $15,000, and, in such event, subject to Sections 5.2 through 5.5, CPS shall be liable for 14.35% of the excess. In addition, CPS shall indemnify NAB from and against all costs and expenses, including reasonable attorneys' fees, incurred by NAB in enforcing the indemnities provided for in this Section 5.1.

          5.2 Limitation of Liability. The liability of CPS to NAB under this Agreement, including (without limitation) Section 5.1, shall not at any time exceed the amounts then due under the Note.

          5.3 Setoff; Exclusive Remedy. In the event that CPS becomes obligated to indemnify NAB pursuant to Section 5.1, NAB shall be entitled to enforce or collect such indemnity only by setoff against the Note (which right of setoff is hereby granted by CPS to NAB), and NAB shall not be entitled to proceed or have resort against any other assets of CPS. Any setoff in respect of an unmatured claim shall be provisional until such time as the claim matures and it is finally determined whether and to what extent CPS has indemnity obligations to NAB in respect of such claim. If it is finally determined that the amount setoff is in excess of the indemnity obligations of CPS in respect of such claim, NAB shall pay to CPS, within thirty (30) days after the date of such final determination, an amount sufficient to bring NAB's obligations (with respect to both principal and interest payments) under the Note current after giving effect to the proper amount of such setoff (and the timing thereof) as so finally determined.

          5.4 Limitation of Actions. Notwithstanding any statute of limitations, no action, suit or proceeding claiming indemnification under
Section 5.1 may be commenced on a date later than the date on or by which the Note has been paid in full.

          5.5 Exclusive Source of Claims. NAB shall not be entitled to assert any claim or bring any action against CPS arising under this Agreement or relating to the subject matter hereof other than pursuant to this Section 5.

     Section 6. Miscellaneous. This Agreement (i) contains the entire understanding of the parties with respect to the subject matter hereof, (ii) shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, personal representatives and heirs, (iii) shall be governed and construed in accordance with California law, without regard to principles of conflicts of laws and (iv) may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall be considered one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


NAB ASSET CORPORATION


By:      /s/ Alan Ferree                       /s/ Charles E. Bradley
    -------------------------------            ------------------------------
Name:    Alan Ferree                           Charles E. Bradley
      -----------------------------
Title:   Senior Vice President                 /s/ Charles E. Bradley, Jr.
       ----------------------------            ------------------------------
                                               Charles E. Bradley, Jr.

CONSUMER PORTFOLIO SERVICES, INC.              /s/ John G. Poole
                                               ------------------------------
                                               John G. Poole
By:      /s/ Jeffrey P. Fritz
    -------------------------------            /s/ Scott A. Junkin
Name:    Jeffrey P. Fritz                      ------------------------------
      -----------------------------            Scott A. Junkin
Title:   Senior Vice President
       ----------------------------